Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated March 27, 2008
Relating to Preliminary Prospectus Supplement dated March 27, 2008
Registration Statement No. 333-147694
Wilmington Trust Corporation

$200,000,000
8.50% Subordinated Notes due 2018

■	Issuer	■	Wilmington Trust Corporation

■	Note Type	■	Subordinated

■	Ratings (Moody’s/S&P/Fitch)	■	A3/BBB+/A (Stable/Stable/Stable)

■	Aggregate Principal Amount	■	$200,000,000

■	Pricing Date	■	March 27, 2008

■	Settlement Date	■	April 1, 2008

■	Maturity Date	■	April 2, 2018

■	Coupon	■	8.50%

■	Re-offer Yield	■	8.50%

■	Market/ Re-offer Spread	■	T + 495.3 bps

■	Pricing Benchmark	■	3.50% UST due 2/18

■	Benchmark Price / Yield	■	99.19+/3.547%

■	Interest Payment Dates	■	Semi-annually on April 1st and October 1st

■	First Interest Payment Date	■	October 1, 2008

■	Call Provisions	■	Non-callable

■	Day Count Basis	■	30/360

■	Minimum Denominations	■	US$2,000 and integral multiples of US$1,000 in excess of such amount

■	Price to Public	■	100%

■	Use of Proceeds	■	The Company intends to use the net proceeds from the sale of the notes to repay $125,000,000 aggregate principal amount of its 6 5/[8]% Subordinated Notes due 2008, which will mature on May 1, 2008, to partially fund the purchase of all of the issued and outstanding shares of capital stock of AST Capital Trust Company of Delaware, if such acquisition is completed, and for general corporate purposes.

■	Bookrunners	■	J.P. Morgan Securities Inc.
		■	Merrill Lynch & Co.

■	Co-Managers	■	SunTrust Robinson Humphrey

■	CUSIP	■	971807AD4

■	ISIN	■	US971807AD44

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (and the supplement thereto) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533 (call collect) or Merrill Lynch & Co. at 1-866-500-5408.